Bizzingo Launches Mobile Platform for Its Validated Business Social Network

Bizzingo, Inc. (OTC.BB: BIZZ.OB – News) announces the launch of its mobile platform marking the first phase of its validated social network for business. The first application launched on the mobile platform is Bizzingo Conference, a networking tool that allows speakers to interact with their audience. Bizzingo Conference is the first in a series of applications that will be rolled out this summer and is available today.

Built on Bizzingo’s mobile platform, the conference tool enables speakers to instantly receive audience feedback, gather contact details, prioritize follow-ups, and promote their presentation on social networks, all without needing to download a mobile application. The tool allows speakers to create a profile with their company information and link it to their existing social networks.

Bizzingo Conference incorporates the patent-pending technology, acquired from IntroMe, Inc., which was used at a variety of events including DEMO, Wedbush Securities Second Internet Conference and TwilioCon. The tool is available to US and Canadian mobile subscribers and is free to get started.

Douglas Toth, CEO of Bizzingo, comments, “Each year roughly 10 million presenters speak to hundreds of millions of audience members. Our conference tool provides a huge opportunity for thought leaders to connect with common interest groups at a deeper level.”

Common interest groups will form the core of the Bizzingo platform, as these organizations frequently look to communicate, collaborate and enhance their businesses in a trusted environment.

“Bizzingo Conference is the initial onboarding component. It is the first step in building our platform, a validated social network for business,” states Mr.Toth.

Visit www.bizzingo.com to learn how Bizzingo Conference provides speakers, conference organizers and businesses a more compelling way to meet, engage, and follow-up with their audience.

About Bizzingo, Inc.

Bizzingo is a global social media company building a validated social network for business. Free of all the clutter found in common social networks, the Bizzingo platform includes a suite of mobile and online applications focused on creating meaningful business connections. By establishing relationships with affiliate organizations and common interest groups, Bizzingo provides a trusted environment for members to interact and develop deeper business opportunities. The company’s profiling system will create one of the most detailed business databases in the world, delivering targeted search engine results and verified connections. For additional information, visit www.bizzingo.com

Source: Business Wire (June 29, 2012 - 9:00 AM EDT)

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